Robinson & Cole LLP	1055 Washington Boulevard Stamford, CT 06901-2249 Main (203) 462-7500 Fax (203) 462-7599
June 25, 2010
FuelCell Energy, Inc.
3 Great Pasture Way
Danbury, Connecticut
Ladies and Gentlemen:
     We have acted as counsel to FuelCell Energy, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of shares of the Company’s common stock, $0.0001 par value per share (the “Securities”). The Securities have been registered pursuant to a Registration Statement on Form S-3 (Registration Number 333-128088) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and a related prospectus, dated as of February 6, 2007 (the “Prospectus”), and a prospectus supplement, dated as of June 25, 2010 (the “Prospectus Supplement”). The Securities are to be issued pursuant to the Underwriting Agreement, dated as of June 25, 2010 (the “Underwriting Agreement”), with Lazard Capital Markets LLC as the sole book-running manager.
     In connection with this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
     Based upon the foregoing, we are of the opinion that the Securities, when issued and delivered in the manner and on the terms described in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.
     We hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
Robinson & Cole, LLP
/s/ Richard A. Krantz
Richard A. Krantz